SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934

Filed by the Registrant     |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|  Preliminary Proxy Statement
                                             |_|  Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e) (2))
                                                   (2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Under Rule 14a-12

                                The Talbots, Inc.
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)
--------------------------------------------------------------------------------
Payment of Filing Fee (Check the appropriate box):
      |X|  No fee required.
      |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
      (2) Aggregate number of securities to which transaction applies:
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      (3) Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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      (4) Proposed maximum aggregate value of transaction:
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      |_|  Fee paid previously with preliminary materials.
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      |_| Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

--------------------------------------------------------------------------------
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      (4)  Date Filed:
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



                                DEFINITIVE PROXY

                                                         April 27, 2000


                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 25, 2000

Dear Shareholder:


                  It is a pleasure for us to extend to you a cordial invitation to attend the 2000 Annual Meeting of Shareholders of The Talbots, Inc. to be held at 9:30 a.m. on Thursday, May 25, 2000 at FleetBoston Financial, first floor auditorium, 100 Federal Street, Boston, Massachusetts. The Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.


                   Your vote at the Annual Meeting is important to Talbots and we ask you to vote your shares by following the voting instructions in the enclosed proxy.


                   We look forward to seeing you at the Annual Meeting.


                                                      Sincerely,




                                                      ARNOLD B. ZETCHER
                                                      President and Chief
                                                      Executive Officer

                                DEFINITIVE PROXY


                                THE TALBOTS, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 25, 2000



To Talbots Shareholders:


                  The Annual Meeting of Shareholders of The Talbots, Inc. will be held at FleetBoston Financial, 100 Federal Street, Boston, Massachusetts, on Thursday, May 25, 2000, at 9:30 a.m., for the following purposes:


                  1.       To elect eight directors.


                  2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 40 million shares to 100 million shares.


                  3. To approve the amended and restated directors stock plan.


                  4. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the 2000 fiscal year.


                  5. To act upon such other business as may properly come before the Annual Meeting.


                  Shareholders of record at the close of business on April 7, 2000 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment.


                                     By order of the Board of Directors,


                                     RICHARD T. O'CONNELL, JR.
                                     Secretary
April 27, 2000



YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                           DEFINITIVE PROXY STATEMENT


                                THE TALBOTS, INC.
                                 175 Beal Street
                          Hingham, Massachusetts 02043

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 25, 2000


                                 PROXY STATEMENT


                  This Proxy Statement is being furnished to the shareholders of The Talbots, Inc. (the "Company" or "Talbots") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Thursday, May 25, 2000, at 9:30 a.m., at FleetBoston Financial, 100 Federal Street, Boston, Massachusetts and at any postponement or adjournment (the "Annual Meeting"). At the Annual Meeting, shareholders are being asked to vote on (1) the election of eight directors, (2) an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40 million shares to 100 million shares, (3) the approval of the amended and restated directors stock plan (the "Restated Directors Plan"), and (4) the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 2000 fiscal year.


                  This Proxy Statement, Notice of Annual Meeting and proxy are first being mailed to shareholders on or about April 27, 2000.


                                     GENERAL


                  The holders of shares of Common Stock of the Company of record at the close of business on April 7, 2000 are entitled to vote such shares at the Annual Meeting. On April 7, 2000, there were 30,710,182 shares of Common Stock of the Company outstanding.


                  The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Annual Meeting. Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists.


                  Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting and entitled to vote. Abstentions are not counted as votes in connection with determining the plurality required to elect directors and have no effect on the outcome of that vote.

                  Approval of the amendment to the Company's Certificate of Incorporation requires the affirmative vote of a majority of the outstanding
Common Stock entitled to vote at the Annual Meeting. Ratification of the appointment of the independent auditors requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions would have the same effect as a vote against the amendment to the Certificate of Incorporation and the ratification of the appointment of the Company's independent auditors. Any broker non-votes will have the same effect as a vote against the amendment to the Certificate of Incorporation.


                  The Restated Directors Plan will be approved by shareholders if approved by a majority of the votes cast on such proposal in person or by proxy, provided the total votes cast represents more than 50% of all shares entitled to vote on the matter. Abstentions will not be counted in connection with the approval of this proposal but will be counted in determining whether the votes cast represent 50% of the shares entitled to vote. Any broker non-votes will be disregarded and will have no effect on the outcome of the proposal.


                  Shares of Common Stock represented by proxies received in time for the Annual Meeting will be voted as specified in the submitted proxy, unless the proxy has previously been revoked. Unless contrary instructions are given, the proxy will be voted:


                  (i) FOR the election of the Board of Directors' nominees for director;


                  (ii)     FOR   the   amendment   to   the    Certificate    of
                           Incorporation;


                  (iii)    FOR the approval of the Restated Directors Plan; and


                  (iv) FOR the ratification of the appointment of the independent auditors.


With respect to any other matters properly submitted to shareholders at the Annual Meeting, proxies will be voted as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.


                  This year shareholders may vote by using one of three alternative methods:


                  (1)      by completing and mailing the proxy card; or


                  (2) via the Internet, by going to the Website http://www.eproxyvote.com/tlb and following the instructions for Internet voting on the proxy card; or


                  (3)      over  the   telephone,   by  dialing   1-877-PRX-VOTE
                           (1-877-779-8683) and following the instructions for telephone voting on the proxy card.

                  A proxy may be revoked, prior to the exercise of the proxy, either by submitting written notice of revocation of that proxy to the Secretary or by submitting a new proxy bearing a later date via proxy card, Internet or telephone. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.


                  This proxy solicitation is being made by the Board of Directors of the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally, by electronic mail, by facsimile or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.


                  If a person is a participant in the Company's 401(k) profit sharing plan and has Common Stock in a plan account, the proxy also serves as voting instructions for the plan trustee.


                  More than a majority of the outstanding shares of Common Stock of the Company is owned by JUSCO (U.S.A.), Inc., a Delaware corporation ("JUSCO USA"), which is a wholly owned subsidiary of JUSCO Co., Ltd., a Japanese retail conglomerate ("JUSCO"). JUSCO USA has advised the Company that it intends to vote all such shares for the election of the nominees for director named in this Proxy Statement, for the amendment to the Certificate of Incorporation, for the approval of the Restated Directors Plan, and for the ratification of the appointment of the independent auditors.

                                     ITEM 1

                              ELECTION OF DIRECTORS


                  General. Directors will hold office until the next Annual Meeting or until their successors are chosen and qualified. The Company has inquired of each nominee and determined that each will serve if elected. In the event that any of the nominees should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee. The Board of Directors recommends that shareholders vote FOR such nominees for director.


                  Set forth below is a brief description of the background of each nominee for director. All nominees are current directors of the Company, except for Toshiji Tokiwa and Yoichi Kimura who are new nominees.



                  Not standing for reelection at this Annual Meeting are Takuya Okada, who is retiring as Chairman and Chief Executive Officer of JUSCO, and Eiji Akiyama, who is retiring as Executive Vice Chairman and a Director of JUSCO. Talbots and all of its associates wish to express their deepest gratitude for the wisdom and guiding presence of each of these individuals who have greatly contributed to the Company's success.



                  At the Board of Directors' April 6, 2000 meeting, Arnold B. Zetcher, Talbots President and Chief Executive Officer, was appointed to succeed Takuya Okada as Chairman of the Board, effective at the Annual Meeting. Mr. Zetcher, as Chairman, President and Chief Executive Officer, will continue his current responsibilities and the management structure of the Company will not change as a result.

ARNOLD B. ZETCHER


                  Mr. Zetcher, 59, joined the Company as President in 1987. He has been President, Chief Executive Officer and a Director of the Company since 1988. Mr. Zetcher was Chairman and Chief Executive Officer of John Breuner Company, a home furnishings division of BATUS, and prior to that, Chairman and Chief Executive Officer of Kohl's Food Stores, another BATUS division. Mr. Zetcher also served as Chairman and Chief Executive Officer of Bonwit Teller in New York and served in various capacities during his 10 years with Federated Department Stores.


TOSHIJI TOKIWA



                  Mr. Tokiwa, 60, is a Director of JUSCO and was recently nominated as Chairman and Chief Executive Officer of JUSCO pending shareholder approval at JUSCO's annual meeting in May 2000. He was President and Chief Executive Officer of Chuo Real Estate Co., Ltd. from 1996 to March 2000, and prior to that, was Senior Managing Director of The Dai-Ichi Kangyo Bank, Ltd. from 1995 to 1996 and Director and General Manager, New York Branch, of The Dai-Kangyo Bank, Ltd. from 1993 to 1995.



ELIZABETH T. KENNAN


                  Ms. Kennan, 62, was elected a Director of the Company in 1993. Ms. Kennan was the President of Mount Holyoke College from 1978 to 1995, at which time she became President Emeritus, and served as President of Five Colleges Incorporated from 1985 to 1994. Ms. Kennan also currently serves as a Director of The Putnam Funds, Bell Atlantic Corporation and Northeast Utilities. Ms. Kennan is Chairperson of the Company's Audit Committee and a member of the Company's Compensation Committee.


YOICHI KIMURA


                  Mr. Kimura, 55, is Executive General Manager, International Division, and a Director of JUSCO. Mr. Kimura was Chief Financial Officer and a Director of JUSCO from 1998 to 1999 and was General Manager, International Credit Supervision Division, of The Dai-Ichi Kangyo Bank, Ltd. from 1994 to 1998.


H. JAMES METSCHER


                  Mr. Metscher, 43, joined Talbots as Executive Vice President and Chief Merchandising Officer in November 1998 and was appointed a Director in March 1999. Mr. Metscher was employed by Liz Claiborne, Inc. from 1993 to 1996, first as President of its First Issue Division and later as President of the Liz Claiborne Retail Division. From 1996 to 1998 he was President and Chief
Executive Officer of The Custom Foot, a venture capital backed specialty footwear company which was discontinued and liquidated. Mr. Metscher had also been employed by Talbots from 1984 to 1993, holding positions of increasing responsibility including Vice President, Merchandising and Vice President, Product Development.

MOTOYA OKADA


                  Mr. Motoya Okada, 48, was elected a Director of the Company in 1993. Mr. Okada has been President of JUSCO since 1997 and was Senior Managing Director of JUSCO from 1995 to 1997. Mr. Okada also served as Managing Director of JUSCO from 1992 to 1995 and a Director of JUSCO from 1990 to 1992. Mr. Okada was President of Talbots Japan Co., Ltd., a subsidiary of JUSCO, from 1990 to 1997. Mr. Okada has been a Director of JUSCO USA since 1992.


ISAO TSURUTA


                  Mr. Tsuruta, 50, was elected a Director of the Company in 1999. He is currently Senior Vice President of JUSCO USA, a wholly owned subsidiary of JUSCO. Mr. Tsuruta joined JUSCO in 1989 as Assistant Vice President of JUSCO USA. Mr. Tsuruta was promoted to Vice President and Deputy General Manager of JUSCO USA in 1990 and became Senior Vice President of JUSCO USA in 1996.


MARK H. WILLES


                  Mr. Willes, 58, has been a Director of the Company since 1988. He is the Chairman of the Board, President and Chief Executive Officer of The Times Mirror Company and was Publisher of the Los Angeles Times from 1997 to 1999. Mr. Willes served in various executive management positions at General Mills, Inc. from 1980 to 1995, including Vice Chairman, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer. Mr. Willes also serves as a Director of Black & Decker Corporation. Mr. Willes is Chairperson of the Company's Compensation Committee and a member of the Company's Audit Committee.


                  Director Compensation; Attendance; Committees. The Chairman of the Board in the past has received an annual retainer of $50,000, plus expenses; however, Mr. Zetcher will not receive any separate compensation for his services as Chairman of the Board. Each other non-employee director, other than Mr. Tsuruta, receives an annual retainer of $23,000 plus expenses. The chairperson of each Board committee receives an additional annual retainer of $5,000. Also, each year, a director who is not an employee of the Company has received an option to purchase between 3,000 and 5,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock as of the date of grant.

                  In fiscal 1999, the Board of Directors held four meetings, the Audit Committee held two meetings and the Compensation Committee held one meeting. There is no standing nominating committee. Each director attended at least 85% of the meetings of the Board of Directors and of the Committees of which he or she was a member.

                  Audit   Committee.   The  Audit   Committee   functions  as  a
communication point among non-Audit Committee directors, the independent auditors, the internal audit personnel and the Company's management as their respective duties relate to financial accounting, reporting and internal controls. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, reporting practices of the Company and the sufficiency of auditing. Ms. Kennan (Chairperson) and Mr. Willes are the current members of the Audit Committee.

                  The New York Stock Exchange recently adopted changes in its listing rules relating to audit committees. One change relates to the independence of directors named to an audit committee and requires, among other things, that by June 2001 an audit committee must consist of at least three independent directors. The Company's Audit Committee currently consists of two independent directors and the Company will add a third Audit Committee member in accordance with NYSE requirements.

                  Compensation Committee. The principal responsibilities of the Compensation Committee include the determination of compensation for the senior officers of the Company including salary and incentive based plans, determination of awards under and administration of the Company's 1993 Executive Stock Based Incentive Plan, and ongoing review, in consultation with Company executive management, the Board of Directors, and outside compensation consultants, of the policies relating to compensation of the Company's senior officers, with the goal of encouraging superior Company performance. Mr. Willes (Chairperson) and Ms. Kennan are the current members of the Compensation Committee.

                             EXECUTIVE COMPENSATION

                  Summary Compensation Table. The following table sets forth compensation information for the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company.


                           SUMMARY COMPENSATION TABLE



                                                                                           Long Term Compensation
                                                         Annual Compensation                       Awards
                                                ---------------------------------------  ----------------------------
                                                                                                           Number of
                                                                         Other Annual      Restricted      Securities     All Other
Name and Principal                     Fiscal                            Compensation        Stock         Underlying   Compensation
Position                                Year    Salary ($)  Bonus ($)         ($)        Award(s)($)(1)    Options (#)     ($) (2)
------------------------------------   -------- ----------- -----------  --------------  ---------------   ----------   ------------
Arnold B. Zetcher,                        1999     800,000     972,000        --               --            100,000         53,009
President and Chief                       1998     718,500     814,800        --                873,348      100,000         32,223
Executive Officer                         1997     718,500     195,600        --               --             90,000         39,827

H. James Metscher,                        1999     450,000     340,200    187,802(3)           --             50,000         15,185
Executive Vice President,                 1998     136,538      --            --                387,038       25,000         --
Chief Merchandising
Officer

Edward L. Larsen, Senior                  1999     291,246     176,300        --               --             23,000         18,266
Vice President, Finance,                  1998     273,824     160,200        --                217,597       23,000         11,119
Treasurer and Chief                       1997     273,824      37,700        --               --             20,700         15,620
Financial Officer

Stuart M. Stolper, Senior                 1999     288,716     188,400        --               --             23,000         18,525
Vice President, Human                     1998     262,469     171,300        --                217,597       23,000         10,857
Resources                                 1997     262,469      39,700        --               --             20,700         10,557

Richard T. O'Connell, Jr.,                1999     243,861     164,600        --               --             23,000         16,285
Senior Vice President,                    1998     223,727     140,900        --                217,597       23,000          8,156
Legal and Real Estate, and                1997     223,727      33,800        --               --             20,700          8,896
Secretary
-----------------


     (1) Restricted stock awards vest in one-third increments beginning three years from grant date. Holders of restricted stock are entitled to receive all declared dividends. The number and value of such restricted stock at the end of fiscal 1999 for each of the executive officers named above is:
     Mr. Zetcher, 59,000 shares, $2,035,500; Mr. Metscher, 15,000 shares, $517,500; Mr. Larsen, 14,700 shares, $507,150; Mr. Stolper, 14,700 shares,
     $507,150; and Mr. O'Connell, 14,700 shares, $507,150.

     (2) The amounts shown for each executive for fiscal 1999 represent Company contributions to the Company's Retirement Savings Voluntary Plan and Supplemental Savings Plan.

     (3) Represents (i) relocation costs including selling and moving costs, temporary housing and purchase-related costs of $106,428 and (ii) tax reimbursement of $81,374 related to such costs.

                  Option Grants in Last Fiscal Year. The table below shows information regarding grants of stock options made to each of the named executive officers during fiscal 1999 under the Company's 1993 Executive Stock Based Incentive Plan. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten-year term of the options.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  Potential Realizable Value at
                                  Number of        % of Total                                     Assumed Annual Rates of Stock
                                  Securities        Options                                       Price Appreciation For Option
                                  Underlying       Granted to                                                Term ($)
                                   Options         Employees      Exercise or                    --------------------------------
                                   Granted         in Fiscal      Base Price      Expiration
            Name                   (#) (1)            Year          ($/Sh)           Date               5%               10%
------------------------------  ---------------   -------------  --------------  --------------  ---------------------------------
Arnold B. Zetcher                     100,000             18.6      24.8125         3/11/09          1,560,445      3,954,473
H. James Metscher                      50,000              9.3      24.8125         3/11/09           780,222       1,977,237
Edward L. Larsen                       23,000              4.3      24.8125         3/11/09           358,902         909,529
Stuart M. Stolper                      23,000              4.3      24.8125         3/11/09           358,902         909,529
Richard T. O'Connell, Jr.              23,000              4.3      24.8125         3/11/09           358,902         909,529



(1) Options become exercisable in one-third increments beginning one year from grant date.

                  Option Exercises and Year-End Option Holdings. The following table shows information regarding option exercises during fiscal 1999 as well as fiscal 1999 year-end option holdings for each of the named executive officers.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                  Value of Unexercised
                                    Shares                     Number of Securities                   In-the-Money
                                  Acquired on     Value      Underlying Unexercised                     Options
                                    Exercise    Realized       Options at FY-End(#)                    at FY-End ($)
              Name                    (#)          ($)        Exercisable/Unexercisable        Exercisable/Unexercisable
----------------------------   --------------  ----------   ----------------------------      ------------------------------
Arnold B. Zetcher                     60,000     1,089,219         469,231/196,667                3,468,463/2,568,132
H. James Metscher                        --           --             8,333/66,667                   164,056/812,507
Edward L. Larsen                      37,324       766,422          83,466/45,234                   398,074/590,682
Stuart M. Stolper                     30,000       655,362          90,790/45,234                   540,747/590,682
Richard T. O'Connell, Jr.             20,000       402,650         100,790/45,234                   690,747/590,682


                  Retirement Benefits. The Company has a tax-qualified defined benefit plan for salaried employees that provides pensions payable at retirement to each eligible employee. The Company also has a supplemental retirement plan for certain of its salaried employees that provides generally for the payment of supplemental benefits equal to that portion of pension benefits earned under the terms of the pension plan for salaried employees in excess of certain statutory limits. The amount of an employee's benefits depends on factors including final average compensation and years of credited service up to thirty years. Benefits vest after five years of service. The following table sets forth the aggregate estimated annual retirement benefits as of January 29, 2000 under the two plans.


                              PENSION PLAN TABLE ($)

                                     Years of Credited Service
                  --------------------------------------------------------------
Remuneration            10               20              25              30
----------------- ---------------- --------------- --------------- -------------
   300,000             46,512           93,025         116,281         139,537
   350,000             54,512          109,025         136,281         163,537
   500,000             78,512          157,025         196,281         235,537
   750,000            118,512          237,025         296,281         355,537
 1,000,000            158,512          317,025         396,281         475,537
 1,300,000            206,512          413,025         516,281         619,537
 1,700,000            270,512          541,025         676,281         811,537


                  The years of credited  service  under the two plans at January
29, 2000 for Messrs. Zetcher, Metscher, Larsen, Stolper and O'Connell were 12, 11, 9, 22 and 13, respectively. Covered compensation under the pension plan and the supplemental retirement plan at January 29, 2000 for Messrs. Zetcher, Metscher, Larsen, Stolper and O'Connell was $1,356,180, $307,020, $405,022, $391,434 and $331,331, respectively. Covered compensation under the two plans includes salary and bonus and any amounts deferred under any deferred compensation plan of the Company. Benefits set forth above are computed on the basis of a straight life annuity, payable at age 65, and are subject to deduction for any benefits paid or payable from a predecessor pension plan but are not subject to deduction for social security.


                  Employment Agreements and Change in Control Agreements. The Company has an employment agreement with each of Mr. Zetcher and Mr. Metscher (an "Executive"). Mr. Zetcher's employment agreement continues until the end of fiscal 2002 and is renewable for three-year terms thereafter unless at least six months prior notice of nonrenewal is given. Mr. Metscher's agreement continues until the end of fiscal 2001 and is renewable for three-year terms thereafter unless at least six months notice of nonrenewal is given. Neither Executive may directly or indirectly engage in or carry on any business in competition with the principal business of the Company for a period of two years after the termination of employment with the Company if such termination was made by such Executive without good reason or by the Company for cause.


                  Mr. Zetcher's agreement provides for his employment as President and Chief Executive Officer of the Company at a base salary, to be reviewed annually, of not less than his 1993 base salary. Mr. Zetcher is also eligible to receive a cash bonus each year pursuant to the Company's Management Incentive Plan ("MIP"). Mr. Metscher's agreement provides for his employment as Executive Vice President and Chief Merchandising Officer of the Company at a base salary, to be reviewed annually, of not less than his 1998 base salary. Mr. Metscher's agreement also provides for his eligibility to receive a bonus each year pursuant to the MIP. Mr. Metscher was also entitled to receive certain amounts in connection with his relocation. Each Executive is also entitled to certain insurance, retirement and other benefits and to reimbursement of certain expenses.

                  Each of these employment agreements also provides that if the employment of the Executive is terminated by the Company without "cause" or by the Executive for "good reason," the Executive will be entitled to a separation allowance in a single lump sum equal to twice the sum of (i) his annual base salary at the rate in effect at the time his employment was terminated and (ii) the annual bonus paid or payable to him for the year immediately prior to the year in which his employment was terminated. In addition, each Executive would be entitled to benefits under the executive medical, dental and life insurance plans of the Company for up to two years subsequent to termination. Each Executive would also have the right to exercise his vested stock options for a period of not less than three years from termination.


                  In the event there is a "change in control" of the Company, and, within 24 months thereafter, an Executive's employment is terminated either by the Company without cause or by the Executive for good reason, the Executive will be entitled to payment of an amount equal to (i) two times the Executive's annual base salary (equal to the greater of the rate in effect on his termination date or 180 days prior thereto) and the maximum bonus payable to him under the MIP in effect as of the last full fiscal year prior to his termination date, (ii) the maximum bonus payable to the Executive under the MIP for the year in which the Executive's employment was terminated, pro rated for the portion of the year in which the Executive was employed, and (iii) three times the present value of the Executive's accrued benefits under the Company's supplemental retirement plan as of the date of termination. Any grant of restricted stock made to the Executive under the Plan will also provide for acceleration of vesting upon the Executive's termination of employment within 24 months after a change in control. The Executive would also be entitled to certain insurance and other benefits for up to two years after termination.


                  A "change in control" is defined generally to include significant changes in the stock ownership of the Company and certain changes in the Company's Board of Directors. "Good reason" is defined generally to include certain reductions in duties or reporting responsibilities, certain unapproved relocations, certain reductions in compensation or benefits, and material breaches of the agreement by the Company. "Cause" is generally defined to include certain failures to perform, felony conviction, certain conflicts of interest, repeated acts of material misconduct, and material breaches of the agreement by the Executive.


                  The Company also has a change in control agreement with each of Messrs. Larsen, Stolper and O'Connell and certain other officers. Under each agreement, if the Company terminates such officer's employment without cause within twelve months following a "change in control", the Company will pay to such officer an amount equal to the sum of (i) such officer's annual base salary at the rate in effect on the date of termination, and (ii) an amount calculated in accordance with a formula which takes into account such officer's annual base salary, the job level and performance of such officer, and the financial performance of the Company. In addition, each officer would be entitled to certain insurance and other benefits for up to one year after termination.

Report on Compensation of Executive Officers

                  Compensation matters for the Company's executive officers for fiscal 1999 were reviewed and approved by the Compensation Committee of the Board of Directors.

                  The overall objective of the Company's executive compensation program is to attract and retain the highest quality executives to manage and lead the Company, and to provide annual and long term incentives to management, based on both Company performance and individual performance, in order to build and sustain value for shareholders.

                  The Company's compensation program for its executive officers consists of three basic components: base salary, annual incentive compensation, and stock-based compensation.

                  In order to assess the general competitiveness of its overall pay structure for senior management, at regular intervals the Company obtains published data of compensation practices of the retail industry from independent compensation consultants and trade group publications. From this published data the Company compares positions of similar size, scope and complexity. The companies included in such published surveys of the general retail industry include both apparel and nonapparel companies (the "retail survey group") and represent a broader range and are not necessarily the same retail companies as included in the Peer Group Index of selected retail apparel companies set forth in the Performance Graph below.

                  Base Salary. Base salary increases effective for fiscal 1999 for the Company's executive officers other than the Chief Executive Officer were initially established by the Chief Executive Officer, subject to review and ratification by the Compensation Committee, based on his evaluation and assessment of each individual's level of responsibility and performance over the previous year. Such increases were also targeted such that annual base pay for these executives could be approximately at or near the 50th percentile range of base pay of the retail survey group for positions of similar size, scope and complexity. The Chief Executive Officer's base salary increase for fiscal 1999 was established by the Compensation Committee by equal reference to relative Company performance and his individual performance in leading the Company as assessed and evaluated by the Compensation Committee. The evaluation and assessment of the Chief Executive Officer's individual performance, which by its nature was subjective, took into account the Company's earnings and financial results, the Company's ongoing geographical expansion of stores and selling space and the continuing development of new business concepts. The base salary of the Executive Vice President, Chief Merchandising Officer was initially established at the time of his hire in 1998 and pursuant to his employment agreement may not be less than his 1998 base salary.

                  Management Incentive Plan. The Company believes that a substantial percentage of each executive officer's compensation should be tied directly to the financial performance of the Company as well as to the executive's individual performance. Annual incentive compensation for fiscal 1999 for executive officers including the Chief Executive Officer was determined pursuant to the MIP. Cash incentive awards under the MIP are made annually to those management employees who are in certain established position levels within the Company including all executive officers.

                  Awards granted pursuant to the MIP are based on a Company financial performance rating and an individual performance rating. For fiscal 1999 the Company performance rating was based on the Company's earnings per share in relation to a pre-established earnings per share target. The individual performance rating was based on a subjective evaluation and assessment of each individual's performance during the fiscal year measured against his or her responsibilities for the year.

                  Company target performance ratings for fiscal 1999 against the pre-established earnings per share goal ranged from zero to 1.8 and individual target performance ratings for fiscal 1999 ranged from zero to 1.5. These ratings are then combined with the participant's target incentive participation rate which is a percentage of base salary based on position level, and for fiscal 1999 ranged from 25% for certain executive officers up to 45% for the Chief Executive Officer. The weights assigned were 50% for Company performance and 50% for individual performance.

                  For fiscal 1999 MIP awards, the Company's actual performance rating against the earnings per share goal, which was internally established for MIP purposes, was 1.8. The Chief Executive Officer made recommendations to the Compensation Committee on the individual performance ratings for all executive officers other than himself. The Compensation Committee then reviewed and finally approved the 1999 individual performance ratings for all executive officers including the Chief Executive Officer. Individual performance ratings for the executive officers named in the Summary Compensation Table averaged 1.44 for fiscal 1999.

                  Stock-Based Compensation. The Board of Directors and the Compensation Committee are each of the view that stock ownership or its equivalent by management serves to align the interests of management with interests of the Company's shareholders. Stock options are granted at fair market value at the time of grant and are intended to align executive compensation opportunities with shareholder returns. Stock options are intended to provide long-term compensation, and future grants of options or other awards will be periodically reviewed and determined by the Compensation Committee. Stock options granted during fiscal 1999 were made at levels determined to be approximately the median for annual stock grants of a group of certain retail companies considered by the Compensation Committee and its outside compensation consultant.

                  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1 million paid to the chief executive officer or to any of the four other most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company does not believe that Section 162(m) deduction limits for fiscal 1999 will be material in terms of net financial effect or number of persons covered and therefore the Company does not intend to restructure fiscal 2000 compensation arrangements. The Company and the Compensation Committee will continue to monitor this matter.

                                    Compensation Committee
                                    of the Board of Directors


                                    Mark H. Willes, Chairperson
                                    Elizabeth T. Kennan

Performance Graph

                  The following graph compares the percentage change in the cumulative total shareholders' return on the Company's Common Stock on a year-end basis, using the last day of trading prior to the Company's fiscal year-end, from January 27, 1995 to January 28, 2000, with the cumulative total return on the Standard & Poor's 500 Stock Index and the Dow Jones Retailers-All Specialty Index for the same period. In accordance with the rules of the SEC, the returns are indexed to a value of $100 and assume that all dividends were reinvested.


         Comparison of Year-End Cumulative Total Return of Talbots, Standard & Poors 500 Index, and Dow Jones Retailers-All Specialty Index




                                        1/27/95         2/2/96         1/31/97         1/30/98         1/29/99         1/28/00
                                     -------------- --------------- --------------- --------------- --------------- --------------
The Talbots, Inc.                          100            92               93              47              94             119

Standard & Poors 500                       100           139              175             222             294             333

Dow Jones Retailers Index - All Specialty  100           105              125             190             332             308




                  Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors is comprised of two outside independent directors, Mark H. Willes and Elizabeth T. Kennan.


                  Mr. Zetcher, President, Chief Executive Officer and a director of the Company, is a director of Revman Industries Inc., a subsidiary of JUSCO USA.


                  Certain Transactions with Related Parties. In connection with the Company's 1993 initial public offering, the Company, through its wholly owned subsidiary The Classics Chicago, Inc. ("Classics Chicago"), purchased the Talbots trade name and certain other trademarks (the "Trademarks") in all countries of the world other than Australia, New Zealand, Japan, China and certain other Asian countries (the "Territory") from JUSCO (Europe) B.V. ("JUSCO (Europe)"), a subsidiary of JUSCO. Under the trademark purchase agreement and a license agreement with Classics Chicago, the Company also obtained the non-exclusive right to manufacture products bearing the Trademarks outside the Territory for export to the Territory and, for a royalty equal to 1% of net catalog sales outside the Territory, to distribute catalogs bearing the Trademarks and to make catalog sales to customers of the Company outside the Territory. Such catalog license may be terminated by JUSCO (Europe) at any time with four months prior written notice. Talbots Japan Co., Ltd. ("Talbots Japan"), a subsidiary of JUSCO, is the non-exclusive licensee of the Trademarks within Japan and other countries outside the Territory. Under the trademark purchase agreement, JUSCO (Europe) retains the right in its discretion to disapprove the assignment by Classics Chicago of any rights in the Trademarks in the Territory to any party. Such retained right may be purchased by Classics Chicago at its option should JUSCO (Europe) attempt to sell or otherwise transfer such retained right to a third party or should JUSCO (Europe) and its affiliates cease to own a majority of the Company's voting stock. The purchase price to Classics Chicago of such retained right will be the lesser of the fair market value of such retained right on the date of exercise of the option or $2.0 million. Classics Chicago licenses the right to use the Trademarks to the Company and its other subsidiaries.

                  The Company has a services agreement with Talbots Japan under which the Company renders services, primarily in the merchandising and import operation areas, as requested by Talbots Japan on a cost reimbursement basis. At January 29, 2000, the amount due from Talbots Japan under this services agreement was approximately $318,063. In addition, at January 29, 2000, approximately $7,984,959 was due to the Company from Talbots Japan for merchandise purchases. The Company also realizes certain net expenses from time to time in the course of its merchandising and sales relationship with Talbots Japan which are not material in amount. During fiscal 1999, the Company also made its merchandising and store management information systems available to Talbots Japan. The Company charges back to Talbots Japan all one time and ongoing costs related to this project. At January 29, 2000, the amount due from Talbots Japan under this arrangement was $129,922.


                  Since February 1995 the Company has had a stock repurchase program under which the Company repurchases shares from the open market from time to time and, concurrently with such open market purchases, the Company has purchased a pro rata number of shares from JUSCO USA so as to maintain substantially the same percentage stock ownership of the Company between JUSCO USA and the public shareholders. During the 1999 fiscal year a total of 599,580 shares were repurchased from JUSCO USA. The price of the shares purchased from JUSCO USA was equal to the weighted average price of the shares paid to the public shareholders.


                  JUSCO USA, the Company and its domestic subsidiaries entered into a tax allocation agreement at the time of the Company's 1993 IPO for the allocation of (1) consolidated federal income tax liability and any similar state or local taxes, and (2) all other taxes. Under the agreement, JUSCO USA, the Company and its domestic subsidiaries would generally share the consolidated federal income tax liability and liability for similar state and local taxes in accordance with their election for earnings and profits purposes. However, the allocation would only be applicable as to any year in which JUSCO USA owned at least 80% of the Common Stock of the Company and since the date of the 1993 IPO, JUSCO USA has owned significantly less than 80% of the Company's Common Stock. See "Beneficial Ownership of Common Stock."

                  Concurrently with the Company's 1993 IPO, JUSCO USA entered into a shareholder's agreement with the Company pursuant to which the Company agreed, subject to certain limitations, to provide JUSCO USA with one demand registration right per year, upon exercise of which the Company would be obligated to register under the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities law, at the expense of JUSCO USA, some or all of the Company's Common Stock beneficially owned by JUSCO USA. The agreement also provides that if the Company proposes to register shares of Common Stock under the Securities Act for its own account, then JUSCO USA has a right to request that the Company register JUSCO USA's shares of the Company's Common Stock. JUSCO USA will bear the incremental cost of registering its shares in any such offering. If JUSCO USA's shares of the Company's Common Stock are not included in two registrations of shares of Common Stock by the Company for the Company's own account due to the judgment of the managing underwriter to exclude JUSCO USA's shares, the Company will file an additional registration statement to register JUSCO USA's shares, and expenses incurred in connection with such additional registration will be paid by the Company. The Company and JUSCO USA will indemnify each other against certain liabilities under the Securities Act in connection with any such registration statements.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

                  Certain Beneficial Owners. The following table sets forth certain information as to beneficial ownership of each person known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company as of March 30, 2000. Such beneficial owner has sole voting and investment power as to such shares unless otherwise indicated.


Beneficial Owner           Number of Shares          Percent of Class
----------------           ----------------          ----------------

JUSCO (U.S.A.), Inc.              18,821,629            61.3%
520 Madison Ave.
New York, NY 10022

AMVESCAP PLC (1)                   2,309,800             7.5%
11 Devonshire Square
London EC2M 4YR
England



(1) Pursuant to a Schedule 13G dated February 4, 2000 and filed with the SEC by AMVESCAP PLC on behalf of itself and its subsidiaries AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisers, Inc. and INVESCO
(NY) Asset Management, Inc. (collectively, "AMVESCAP"), AMVESCAP has shared voting power and shared dispositive power with respect to 2,309,800 shares.

                  Stock Ownership of Directors and Executive Officers. The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Company as of March 30, 2000 by each director and nominee of the Company, each of the individuals listed in the Summary Compensation Table, and all executive officers and directors of the Company as a group. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to such shares. No director, nominee or executive officer beneficially owns more than one percent of the total outstanding Common Stock except that Mr. Zetcher and all directors and executive officers as a group would be deemed to own beneficially 2.1% and 5.2%, respectively, of the outstanding Common Stock.



                                          No. of Shares of
                                               Common                                                  No. of Shares of
       Name of Beneficial Owner             Stock(1)(2)               Name of Beneficial Owner        Common Stock (1)(2)
---------------------------------------- -------------------    ------------------------------------- -------------------
T. Okada*..........................            34,999           A.B. Zetcher......................          654,451
E. Akiyama*........................            11,000           H.J. Metscher.....................           42,798
T. Tokiwa..........................                --           E.L. Larsen.......................          123,499
E.T. Kennan........................               350           S.M. Stolper......................          131,830
Y. Kimura..........................                --           R.T. O'Connell, Jr................          140,526
M. Okada...........................            11,000
I. Tsuruta.........................                --
M. H. Willes.......................            16,999           All executive officers and
                                                                directors as a group(3)...........        1,673,467


* Mr. Okada and Mr. Akiyama are retiring and are not standing for reelection.

(1) The shares listed include shares of restricted stock granted, and subject to forfeiture, under the Company's 1993 Executive Stock Based Incentive Plan, as follows: Mr. Zetcher, 59,000; Mr. Metscher, 15,000; Mr. Larsen, 14,700; Mr. Stolper, 14,700; Mr. O'Connell, 14,700; and all executive officers as a group, 188,300. The listed shares also include shares subject to currently exercisable stock options, as follows: Mr. T. Okada, 14,999; Mr. Zetcher, 535,897; Mr. Akiyama, 9,000; Mr. M. Okada, 9,000; Mr. Willes, 11,999; Mr. Metscher, 24,999;
Mr. Larsen, 98,799; Mr. Stolper, 106,123; Mr. O'Connell, 116,123; and all executive officers and directors as a group, 1,316,666.

(2) Messrs. T. Okada, E. Akiyama, T. Tokiwa, M. Okada and Y. Kimura are directors or officers or both of JUSCO and/or JUSCO USA and Mr. Tsuruta is an officer of JUSCO USA. Each disclaims beneficial ownership of the Common Stock of the Company owned by JUSCO USA and such shares are not included in their individual share ownership.

(3) Includes 650 shares held by immediate family members, as to which shares beneficial ownership is disclaimed.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports regarding ownership of the Company's Common Stock with the SEC, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes that all filings were timely.

                                     ITEM 2


             AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

                  The Board of Directors is recommending to the shareholders that the Company's Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock to 100 million shares. The Board of Directors believes that this amendment to the Certificate of Incorporation is in the best interests of the Company and its shareholders and recommends the approval of this proposal. The proposed amendment is set forth in Exhibit A. If approved by shareholders at the Annual Meeting, the proposed amendment would become effective upon filing with the Secretary of State of Delaware, which will occur promptly following the Annual Meeting.

                  The authorized Common Stock of the Company currently consists of 40 million shares, par value $.01 per share. As of the record date there were 30,710,182 shares issued and outstanding and 5,374,322 treasury shares. Of the shares of Common Stock available for issuance as of the record date, 4,702,328 shares were reserved for issuance pursuant to the 1993 Executive Stock Based Incentive Plan (of which options for 3,674,949 shares and restricted stock for 216,800 shares were currently outstanding) and an additional 106,001 shares were reserved for issuance pursuant to the directors stock plan (of which options for 86,001 were currently outstanding). If the proposed Restated Directors Plan included in this Proxy Statement is approved by the shareholders, then an additional 400,000 shares would be reserved for issuance under such plan.

                  The Board of Directors believes that the availability of such additional authorized Common Stock will provide the Company with the flexibility to issue Common Stock for possible future stock splits or stock dividends, if such action is determined by the Board of Directors to be advisable, or in connection with acquisitions, equity incentive plans, financings or other corporate purposes which may be identified in the future by the Board of Directors, without the possible expense or delay of a special shareholders' meeting. Upon issuance, such shares of Common Stock will have the same rights as the outstanding shares of Common Stock. Issuance of additional shares of Common Stock may have a dilutive effect on existing holders of Common Stock. Holders of Common Stock have no preemptive rights.

                  The increased authorized shares of Common Stock would be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable, without further action by the Company's shareholders except as may be required by applicable law or by the rules of the New York Stock Exchange or any other stock exchange or national securities association trading systems on which the securities may then be listed or traded.

                  The proposed increase in the authorized Common Stock is not designed to have an antitakeover effect. However, although the Board of Directors has no present intention of doing so, it could issue shares of Common Stock (within the limits imposed by applicable law and by the rules of applicable self-regulatory organizations) which could, depending upon the circumstances, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means, including sale or issuance to persons favorable to the Board of Directors or management or otherwise having the effect of diluting the stock ownership of a person or entity, and thereby protect the continuity of present management. The Company currently has no firm plans or commitments involving the issuance of Common Stock, other than under its equity incentive plans.

                  The Board of Directors recommends that the shareholders vote FOR approval of the amendment to the Certificate of Incorporation.

                                     ITEM 3


              APPROVAL OF AMENDED AND RESTATED DIRECTORS STOCK PLAN

                  The Company's shareholders are being asked to approve the amended and restated directors stock plan (the "Restated Directors Plan"), which plan was initially adopted in 1995 (the "1995 Plan").


                  A total of 130,000 shares of Common Stock was initially authorized under the 1995 Plan, of which only 20,000 shares currently remain available for future grants of options or other awards. The number of authorized plan shares is proposed to be increased by 400,000 shares. Therefore, if approved by the shareholders at the Annual Meeting, a total of 420,000 shares would be currently available for future awards under the Restated Directors Plan. Shares issued under the Restated Directors Plan will be either authorized but unissued shares, treasury shares, or a combination thereof.


                  Shares subject to forfeiture or expired awards or awards settled in cash or otherwise terminated without issuance of shares and shares withheld by or surrendered to the Company to satisfy tax withholding obligations or in payment of the exercise price of an option will be deemed available for new awards under the Restated Directors Plan.


                  The material changes from the 1995 Plan are (i) allowing for the grant of stock awards as described below; (ii) expressly providing for the right of a director to tender shares or to have shares withheld for satisfaction of tax withholding obligations; (iii) providing the Board of Directors with the discretion to amend from time to time the schedule of directors receiving options under the plan as well as the amount, timing, vesting and exercise period of such options; and (iv) providing that in the event of a "change in control" of the Company, in addition to the assumption or substitution of unvested options by a successor corporation, all unvested options would immediately vest and all restrictions on any stock awards would lapse.


                  A general discussion of the principal terms of the Restated Directors Plan is set forth below. This discussion is qualified in its entirety by the full text of the plan, which is attached to this Proxy Statement as Exhibit B.


                  Eligibility for Participation. Each member of the Board of Directors of the Company who is not an employee of the Company is eligible to receive awards under the Restated Directors Plan. There are currently six directors who are eligible to receive awards under the Restated Directors Plan.

                  Administration and Amendment. The Board of Directors has sole authority to administer the Restated Directors Plan, which includes interpreting the terms of the plan and awards under the plan and establishing any rules and regulations relating to the plan. The Restated Directors Plan may be amended or suspended in whole or in part at any time and from time to time by the Board of Directors, but no amendment shall be effective unless the same is approved by the Company's shareholders if such shareholder approval is required by law, rule or regulation.

                  Non-Qualified Stock Options. Awards under the Restated Directors Plan include non-qualified stock options. Options may not be granted with an exercise price less than the fair market value of the Common Stock on the grant date. As of April 7, 2000, the composite price of the Common Stock on the New York Stock Exchange was $60.625 per share. Options generally may not be exercisable before the first anniversary of the date granted or after ten years from the date granted, unless otherwise determined by the Board of Directors. Options may be exercised by payment of cash, delivery of Common Stock or a combination thereof. The Board in its discretion determines the amount of shares subject to options as well as the timing of grants and the vesting and exercise periods of options granted under the plan. Unless otherwise determined by the Board of Directors in its discretion from time to time, non-employee directors receive options each year for between 3,000 and 4,000 shares.

                  Stock Awards. Under the Restated Directors Plan, the Board of Directors may in its discretion from time to time grant stock awards to the non-employee directors, including shares without restriction, restricted shares, performance shares and deferred shares. The Board of Directors would determine the number of shares to be subject to any such stock award and the terms, conditions and any restrictions of such stock award.

                  The table below sets forth the determinable number of awards to be received under the plan.

                                NEW PLAN BENEFITS
                                -----------------

Name and Position                                           Number of Options*
-----------------                                           ------------------

Non-Executive Director Group (6 members)........................20,000 shares**


* Stock awards granted under the plan are discretionary and cannot therefore be determined.

** Current annual aggregate of options granted under the plan, subject to the discretion of the Board of Directors.


                  Change in Control. In the event of any transaction involving the liquidation, dissolution, merger or consolidation in which the Company is not the surviving corporation, or the sale or disposition of all or substantially all of the Company's assets, all unvested options would immediately vest and all restrictions on any stock awards would immediately lapse and, in addition, provision would be made for the assumption by any successor corporation of all outstanding options or the substitution of new options by any successor corporation or, in the discretion of the Board of Directors and subject to the terms of the Restated Directors Plan, the Restated Directors Plan and such awarded options would be terminated and provision would be made for the payments to the participants of an amount equal to the fair market value of a share multiplied by the number of shares subject to the unexercised options less the exercise price for such options.

                  Adjustment. In the event of any change in the Company's outstanding Common Stock by reason of a stock split, stock dividend, split-up, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale of all or part of the Company's assets, a distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number and kinds of shares that may be issued under the Restated Directors Plan and all outstanding options and stock awards shall be adjusted by the Board of Directors so that the proportionate interest of the holder shall be maintained as before the occurrence of such event.

                  Certain Federal Tax Consequences. The following is a brief description of the federal income tax consequences arising with respect to awards that may be granted under the Restated Directors Plan. The law is highly technical and complex and the following represents only a general summary.

                  The grant of an option will create no federal income tax consequences for the participant or the Company. Upon exercising an option, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The Company generally will be entitled to a deduction equal to the amount recognized as ordinary income by the participant in connection with the exercise of an option.

                  With respect to other awards under the plan that result in a transfer to the participant of shares that either are not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of shares actually received. The Company generally will be entitled to a deduction for the same amount. With respect to awards involving shares that are restricted as to transferability and subject to substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the earliest time the shares or other property become transferable or not subject to a substantial risk of forfeiture. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

                  The Board of Directors recommends that shareholders vote FOR approval of the Restated Directors Plan.

                                     ITEM 4


                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


                  The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors to make an examination of the accounts of the Company for the 2000 fiscal year. Deloitte & Touche LLP has served as the Company's independent auditors since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.


                SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING


                  Any proposal of a shareholder intended to be presented at the Company's 2001 Annual Meeting of Shareholders must be received by the Secretary of the Company, for inclusion in the Company's proxy statement, notice of meeting and proxy relating to the 2001 Annual Meeting, not later than December 27, 2000.


                  The Company's Bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any annual meeting of shareholders, or to bring business before an annual meeting of shareholders of the Company. The Bylaws provide that only persons who are nominated by or at the direction of the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible to be considered for election as directors of the Company. The Bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by or at the direction of the Board or, in the case of an annual meeting of shareholders, by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. Under the Bylaws, for any such shareholder notice to be timely, such notice must be received by the Company in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the Bylaws, a shareholder's notice must also contain certain information specified in the Bylaws.


                  Shareholders, upon written request to the Investor Relations Department of the Company, 175 Beal Street, Hingham, Massachusetts 02043, may receive, without charge, a copy of the Company's Annual Report on Form 10-K, including the financial statements, financial statement schedules and list of exhibits, required to be filed with the SEC for the 1999 fiscal year.

                                  OTHER MATTERS


                  As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

                                                                 Exhibit A


                                  AMENDMENT TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                                THE TALBOTS, INC.



                  Article FOURTH of the Company's Certificate of Incorporation, as amended, shall be amended as follows:

                           "FOURTH.   The  total  number  of  shares  which  the
                  corporation shall have authority to issue is 100 million shares of Common Stock, and the par value of each such share is $.01."

                                                                    Exhibit B

                                THE TALBOTS, INC.


                          RESTATED DIRECTORS STOCK PLAN
                        (as amended through May 25, 2000)


1. Purpose. The purpose of The Talbots, Inc. Restated Directors Stock Plan (the "Plan") is to advance the interests of The Talbots, Inc. (the "Company") and its shareholders by encouraging increased share ownership by certain members of the Board of Directors of the Company (the "Board") in order to promote long-term shareholder value through continuing ownership of the Company's common shares.

2. Administration. The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of nonqualified stock options ("Options") and awards of shares of common stock of the Company ("Stock Awards") made under the Plan. The Board shall, subject to the provisions of the Plan, have the right to grant Options and make Stock Awards under the Plan and shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt, amend and revoke such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board authorizes each of the President and Chief Executive Officer, the Chief Financial Officer or the Senior Vice President, Human Resources (or any other officer of the Company as any such officer may designate from time to time) to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or her or by any other member of the Board in connection with the Plan, except for his or her own willful misconduct and except as otherwise expressly provided by statute. All members of the Board shall be indemnified by the Company with respect to any action, determination or interpretation in connection with the Plan to the fullest extent permitted by law.

3. Participation. Each member of the Board who is not an employee of the Company (an "Eligible Director") shall be eligible to receive Options and/or Stock Awards under the Plan.

4.       Awards under the Plan.

         (a) Type of Awards. Awards under the Plan shall include only (i) Options, which are rights to purchase shares of common stock of the Company ("common shares"), subject to the terms, conditions and restrictions specified in Paragraph 5 below and
                  (ii) Stock Awards for common shares, which may be issued subject to the terms and conditions specified in Paragraph 6 below.

         (b) Maximum Number of Shares That May be Issued. There may be issued under the Plan pursuant to the exercise of Options and/or as Stock Awards an aggregate of not more than 530,000 common shares, subject to adjustment as provided in Paragraph 7 below. If any Option or Stock Award is cancelled or terminates, or if any Option expires unexercised, in whole or in part, any common shares that would otherwise have been issuable pursuant thereto will be available for issuance under new awards, to the extent permitted by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, to the extent permitted by Rule 16b-3, the holder of an award hereunder shall have the right to have withheld or to tender any common shares to the Company in connection with the payment of the exercise price of an Option or the withholding of federal, state or local income taxes or other taxes upon the exercise of any Option or upon the making or vesting of any Stock Award, and any such common shares so withheld or tendered will be available for issuance of new awards under the Plan.

         (c) Reservation of Shares. The Company shall reserve for purposes of the Plan that number of common shares described in Paragraph 4(b) above, from its authorized but unissued common shares or from common shares held in the Company's treasury or partly from each. No fractional shares shall be issued with respect to Options or Stock Awards.

         (d) Rights with Respect to Shares. An Eligible Director to whom an Option or Stock Award is granted or made (and any person succeeding to such Eligible Director's rights under the Plan) shall have no rights as a shareholder with respect to any common shares issuable pursuant to any such Option or Stock Award until the date of the issuance of a stock certificate for such shares. Except as provided in Paragraph 7 below, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

5. Non-Qualified Stock Options. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

         (a) The Option exercise price shall be the fair market value of the common shares subject to such Option on the date the Option is granted, which shall be the closing composite price on the New York Stock Exchange of a common share on the date of grant as reported in The Wall Street Journal or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading; but in no event will such Option exercise price per share be less than the par value of a common share.

         (b) On and as of June 1 each year and/or at such other date or dates as may be determined by the Board from time to time, each Eligible Director shall be granted and shall receive an Option for the number of common shares set forth opposite such person's name on Schedule 1 hereof or such other number of shares or such other date or dates as may be determined by the Board from time to time. The issuance of Options under this paragraph is subject to there being sufficient available shares in such year under Paragraph 4(b). Schedule 1 may be amended by the Board from time to time to reflect any successor or additional directors or to change the number of common shares awarded to any existing, successor or additional directors.

         (c) The Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee.

         (d) Unless otherwise determined by the Board from time to time in its discretion, the Option shall not be exercisable:

                  (i) before the expiration of one year from the date it is granted or after the expiration of ten years from the date it is granted, and may be exercised during such period as follows: one-third (33 1/3%) of the total number of common shares covered by the Option shall become exercisable each year beginning with the first anniversary of the date it is granted, provided that if an Eligible Director ceases to be a director for any reason, any Option then held by such person shall automatically become immediately exercisable in full on the date when such Eligible Director ceases to be such director;

                  (ii) unless notice in writing signed by the optionee (or other person then entitled to exercise such Option) is delivered to the Secretary of the Company stating that such Option, or a specified portion thereof, is being exercised;

                  (iii) unless payment in full is made for the common shares being acquired thereunder at the time of exercise, such payment to be made

                           (A) in United States dollars by cash or check, or

                           (B) in lieu thereof, by tendering to the Company common shares owned by the person exercising the Option and having a fair market value equal to the cash exercise price applicable to such Option exercise, such fair market value to be the closing composite price on the New York Stock Exchange of a common share on the last trading date preceding the date of exercise, as reported in The Wall Street Journal, or

                           (C) by a combination of United States dollars and common shares as aforesaid; and

                  (iv) unless the person exercising the Option has been, at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, an Eligible Director of the Company, except that

                           (A) if such person shall cease to be an Eligible Director for reasons other than death while holding an Option that has not expired and has not been fully exercised, such person, at any time within three months of the date he or she ceased to be such an Eligible Director (but in no event after the Option has expired under the provisions of subparagraph 5(d)(i) above) may exercise any remaining unexercised portion of such Option to the extent vested as of the date such person ceased to be such Eligible Director, or

                           (B) if any person to whom an Option has been granted shall die holding an Option that has not expired and has not been fully exercised, his or her executors, administrators, heirs or distributees, as the case may be, may at any time within one year after the date of such death (but in no event after the Option has expired under the provisions of subparagraph 5(d)(i) above) exercise any remaining unexercised portion of such Option to the extent vested as of the date of such death.

6. Stock Awards. The Board shall have the right, in its discretion from time to time, to make Stock Awards to Eligible Directors, including without limitation awards of shares without restriction, restricted shares, performance shares and deferred shares. The Board shall determine the number of common shares to be issued to an Eligible Director under any Stock Award and all of the terms, conditions and restrictions, if any, under such Stock Award. The par value of the common shares so awarded may be paid by the Company on behalf of such Eligible Director. Each Stock Award under the Plan shall be evidenced by an instrument in such form and with such terms, conditions and restrictions, if any, as the Board may approve from time to time in accordance with the Plan.

7.       Dilution and Other Adjustments.

         (a) In the event of any change in the outstanding common shares of the Company by reason of any stock split, stock dividend, split-up, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number or kind of shares that may be issued under the Plan, and all outstanding Options and Stock Awards, shall be adjusted by the Board so that the proportionate interest of the holder shall be maintained as before the occurrence of such event. Such adjustments by the Board shall be conclusive and binding for all purposes of the Plan.

         (b) In the event of a transaction involving (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) the sale or disposition of all or substantially all of the Company's assets, all unvested Options shall immediately vest and all restrictions on any Stock Awards shall immediately lapse and, in addition, provision shall be made in connection with such transaction for the assumption of all outstanding Options by any successor corporation, or the substitution for such Options of new options of any successor corporation, with appropriate adjustment as to the number and kind of shares and the purchase price for shares thereunder, or, in the discretion of the Board, the Plan and the Options issued hereunder shall terminate on the effective date of such transaction and appropriate provision shall be made for payment to the participant of an amount in cash equal to the fair market value of a common share multiplied by the number of common shares subject to the unexercised Options less the exercise price for such Options; provided however that in no event shall the Board take any action or make any determination under this Paragraph 7(b) which would prevent a transaction described in clause (a) or (b) (ii) or (iii) above from being treated as a pooling of interests under generally accepted accounting principles if the transaction is intended to be treated as a pooling of interests.



         (c) In the event of a "Change in Control Event" as defined in The Talbots, Inc. 1993 Executive Stock Based Incentive Plan, each Option to the extent not then fully vested or fully exercisable shall automatically become fully vested and fully exercisable and any restrictions on all Stock Awards shall automatically lapse.

8.       Miscellaneous Provisions.

         (a) Except as expressly provided for in the Plan, no Eligible Director or other person shall have any claim or right to be granted an Option or Stock Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Director any right to be retained in the service of the Company whether as a director or otherwise.

         (b) To the extent permitted by law, a participant's rights and interests under the Plan may not be assigned, transferred, hypothecated or encumbered in whole or in part, either directly or by operation of law or otherwise (except in the event of a participant's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

         (c) No common shares shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with all applicable federal, state, local and foreign securities, securities exchange and other applicable laws, rules and requirements, including, without limitation, registration of all common shares issuable under the Plan with the Securities and Exchange Commission and the listing of all such common shares with the applicable national securities exchange.

         (d) It shall be a condition to the obligation of the Company to issue any shares under any Stock Award or to issue common shares upon exercise of an Option that the participant (or any beneficiary or person entitled to act hereunder) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue any shares under any Option or Stock Award.

         (e)      The expenses of the Plan shall be borne by the Company.

         (f) By accepting any Option, Stock Award or other benefit under the Plan, each participant and each person claiming under or through such participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

         (g) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Options or Stock Awards hereunder or any common shares issued pursuant thereto as may be required by Section 13 or 15(d) of the Exchange Act or any other applicable statute, rule or regulation.

         (h) The Plan is intended to comply with Rule l6b-3 promulgated under the Exchange Act and is further intended to be administered in the manner specified in that Rule, and the Board shall interpret and administer the provisions of the Plan or awards granted hereunder in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan or any awards granted hereunder.

9. Amendment or Discontinuance. The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable; provided, however, that no amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation, and provided further, to the extent required by Rule 16b-3 of the Exchange Act as in effect from time to time, Plan provisions relating to the amount, price and timing of Options shall not be amended more than once every six months, except that the foregoing shall not preclude any amendments to comport with changes in the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974, or the respective rules thereunder in effect from time to time. No amendment of the Plan shall materially and adversely affect any right of any person with respect to any Option or Stock Award theretofore granted without such person's written consent. No amendment may become effective if it would cause the Plan to fail to meet the applicable requirements of Rule 16b-3.

10. Termination. The Plan shall terminate upon the earlier of the following dates or events to occur, unless further extended by the Board:

         (a) upon the adoption of a resolution of the Board terminating the Plan; or

         (b)      May 22, 2005.

No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without the consent of such person, under any Option or Stock Award theretofore granted under the Plan.

                                   SCHEDULE 1



                      Eligible                    Number of Common Shares
                      Directors                      Covered by Option
               -------------------------    ------------------------------------
                     E. Kennan                             4,000

                     M. Willes                             4,000

                     T. Tokiwa                             3,000

                     Y. Kimura                             3,000

                     M. Okada                              3,000

                     I. Tsuruta                            3,000